EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3706

Sensient Technologies Corporation
Announces Promotions

MILWAUKEE—October 18, 2012—Sensient Technologies Corporation (NYSE: SXT) today announced that Mr. Paul Manning has been elected to the position of President and Chief Operating Officer.  He has also been elected to Sensient’s Board of Directors.

Paul Manning joined Sensient in June 2009 as General Manager, Food Colors, North America. His responsibilities later expanded to include all of Latin America, as well as pharmaceutical, industrial and inkjet colors. He was elected President of the Color Group in July 2010.

Under Paul Manning’s leadership, the Color Group directed its strategy and investments toward value added products and new technologies in natural colors, pharmaceutical coatings, and digital inks.  As a result, the Color Group achieved record operating profits during the time he served as President.  Operating profit margin and gross profit margin have also improved dramatically during his tenure.  In his new roles, he will extend his focus to the Flavors & Fragrances Group and the Company’s other operations.

Paul Manning holds a Bachelor of Science degree in Chemistry from Stanford University and an MBA from the Kellogg School of Management at Northwestern University.

Mr. Michael Geraghty will succeed Paul Manning as President of the Color Group.  Mr. Geraghty joined Sensient in April 2011 as General Manager, Food Colors USA.  He holds a Bachelor of Chemical Engineering degree from Villanova University and an MBA from Jacksonville University.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com